Exhibit 2

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers Registry No. 76.535.764/0001-43

NIRE 33.30029520-8

PUBLICLY HELD COMPANY

EXCERPT OF THE MINUTES OF THE 153RD BOARD OF DIRECTORS MEETING

HELD ON MARCH 22, 2017.

As secretary of the Board of Directors meeting, I hereby CERTIFY that the introduction, sub-item (i) of item (6) and items (4) and (2) of the Minutes of the 153rd Board of Directors Meeting of Oi S.A. – In Judicial Reorganization, held March 22, 2017 at 9:30 A.M. at Praia de Botafogo No. 300, 11th Floor, Room 1101, Botafogo, City of Rio de Janeiro, State of Rio de Janeiro, reads as follows:

“When the meeting began, Mr. Filipe Simas de Andrade, Anatel’s representative, asked to speak and read the Statement from the National Telecommunications Agency (Agência Nacional de Telecomunicações—Anate)l that was received by the Chairman of the Board and will be filed with the Secretariat of the Board. Following this, the Chairman of the Board informed the order of the agenda would be inverted, as noted below. The President also requested that it be registered in the minutes that, due to the resignation of the Board member Mr. Rafael Luis Mora Funes, manifested in a letter dated March 7, 2017, his substitute, Mr. João do Passo Vicente Ribeiro, assumed the position automatically and since such date has been an effective member of the Board of Directors, in accordance with the Company’s Bylaws.”

Beginning with the presentation of the agenda items, item (6) of the Agenda, for which with respect to sub item: (i) Mr. Carlos Brandão presented the consolidated Financial Statements of Oi S.A. and its subsidiaries with respect to the fiscal year ended December 31, 2016, and informed that the independent auditors’ report registers the disclaimer opinions from the Independent Auditors (KPMG) regarding the Company’s financial statements, in light of the Company’s Judicial Reorganization proceeding. It is on record that the Fiscal Council gave a favorable opinion, with respect to the approval of the Financial Statements, in the meeting held on March 21, 2017, according to the copy of the Fiscal Council’s opinion previously distributed to the Board. After debates, with respect to the abstention by the KPMG to provide a registered opinion, and based on the clarifications made by the representatives of the independent auditors, the members approved and authorized the publishing of the Company’s financial statements, as well as the call for the Ordinary General Shareholders Meeting, which will be held on April 28, 2017. […]”

3/29/2017 9:03 PM Americas 92658542 v3 [92658542_3.docx]

“Moving to item (4) of the Agenda, Mr. Bruno Saldanha presented the proposal of the adoption of IAS 12, CPC 32 and the CVM Instruction No. 371, dated June 27, 2002, which in Article 4 requests the approval from the Company’s management of any business plan. Mr. Bruno Saldanha presented the business plan for future profits, which will support the accounting registries and the maintenance of deferred fiscal credits, explaining such legislation, the profitability history, the composition of deferred credits, the basis adopted for future projections, the final projected result, the reasons the Company and Telemar Norte Leste S.A. had to register lows in the deferred fiscal credits of R$ 0.2 million in the Company, R$ 101.9 million in Telemar Norte Lestes S.A. – Under Judicial Reorganization and R$ 206.1 million in Oi Móvel S.A. – Under Judicial Reorganization, due to temporary differences, fiscal damages and the negative base of social contribution over net income. The members approved the proposal unanimously.”

“Regarding item (2) of the Agenda, LaPlace presented a history of the interactions between Creditors and the measures taken recently, the feedback received and finally, suggestions of possible adjustment to the Judicial Reorganization Plan (“PRJ”). After exhaustively debating the suggestions, the members unanimously authorized the Management and advisors of the Company to, as soon as possible, adjust the PRJ and file the amendment with the Reorganization Court based on the conditions described in the slide prepared by LaPlace that is attached to these Minutes, in which the Board members Jose Mauro Mettrau Carneiro da Cunha, Marcos Duarte Santos, Ricardo Reisen de Pinho and Thomas Reichenheim nonetheless differed with respect to the percentage of equity to be offered to the Bondholders, which they felt could be greater.”

All members of the Board of Directors were present and affixed their signatures: José Mauro M. Carneiro da Cunha, Thomas Reichenheim, João do Passo Vicente Ribeiro, André Cardoso de M. Navarro, Pedro Z. Gubert Morais Leitão, João Manuel Pisco de Castro, Luís Maria Viana Palha da Silva, Marcos Duarte Santos, Ricardo Reisen de Pinho, Demian Fiocca and Hélio Calixto da Costa.

Rio de Janeiro, March 22, 2017

José Augusto da Gama Figueira

Secretary

3/29/2017 9:03 PM Americas 92658542 v3 [92658542_3.docx]

STATEMENT FROM THE BRAZILIAN TELECOMMUNICATIONS AGENCY (AGÊNCIA NACIONAL DE TELECOMUNICAÇÕES, OR ANATEL)

ANATEL, acting in its legal and regulatory capacity, exercises the functions of monitoring, inspecting and overseeing the Oi Group companies that are holders of concessions and service authorizations regulated by this agency, especially with respect to the ongoing Judicial Reorganization Proceeding in 7th Corporate Court in the City and State of Rio de Janeiro, the initial order dated June 29, 2016 (Proceeding No. 0203711-65.2016.8.19.0001).

ANATEL’s operations aim to assure the continuity of the telecommunications services conceded or authorized to the Oi Group companies, in connection with the preservation of regular operations benefitting consumers and users, as well as assuring the integrity of the Brazilian telecommunications system.

In the interest of the continuity of the public service, ANATEL, if necessary, acting as regulatory body of the telecommunications sector, will adopt the appropriate legal and regulatory measures, regardless of its nature or extension. Such measures shall be taken in an equidistant manner to the interests of the controlling shareholders and creditors, exclusively taking into consideration the public interest and the preservation of rights and guarantees of the users of the Oi Group’s services.

Signed by the members of the Directors’ Council of ANATEL:

Juarez Quadros – Anatel President

Igor de Freitas – Member

Aníbal Diniz – Member

Otavio Luiz Rodrigues Junior – Member

Leonardo Euler de Morais - Member

3/29/2017 9:03 PM Americas 92658542 v3 [92658542_3.docx]

Basic Financial Terms for the Amendment to the Judicial Reorganization Plan

	Financial Creditors that do not opt for Conversion
Class 2	• 15 year period – 6 year grace period for principal – 9 year semi-annual non-linear amortization • Maintenance of contractual interest rates (TJLP + 2.9% per annum[1]) • 4 year grace period for interest
Class 3 US$ (Limit US$ 1.78 billion)	• 16 year period – 6 year grace period for principal and interest – 10 year semi-annual non-linear amortization • Interest rate of 1.25% per annum (USD)
Class 3 R$ (Limit R$ 9.34 billion)	• 16 year period – 6 year grace period for principal and interest – 10 year semi-annual non-linear amortization • Interest rate of 65% CDI
Covenants / Cash Sweep / Dividend	• Cash sweep: – Assuming the sale of material assets (except Africatel assets up to 36 months), there will be a distribution to creditors of 50% of the net value of the sale, observing the recomposition of minimum cash defined as 19.8% of net operating revenue before applying the criteria – Cash sweep of 50% of the operating cash that exceeds the minimum cash, defined as 19.8% of net operating revenue before applying the criteria, calculated every 2 years – Pro rata amortization of financial creditors and suppliers to the balance of the debt at the time of prepayment – Discharge of installments in chronological order of maturity (first to last) • Financial Covenants: limitation of dividend payment while net debt/EBITDA is greater than 2.5x

1 Represents the weighted average of existing credit lines with BNDES
Note: this presentation contains the basic financial conditions of the judicial reorganization plan that will be filed as soon as possible before the judge of the 7th Corporate Court of Rio de Janeiro.

2